Exhibit 99.1

INTAC INTERNATIONAL ANNOUNCES NEW INTERNET

PORTAL “CAREER NET” IN CHINA

INTAC International, Inc. (NASDAQ: INTN) (FSE:WKN 805768), a China Ventures Company, announced today the formation of a new joint venture with China Putian Corporation (“Putian”) and the Ministry of Education in The People’s Republic of China (“PRC”) called “Career Net”.

Career Net is being established to meet the growing need for expanding the employment opportunities for graduates of higher level education institutions in the PRC.  The Ministry of Education has already established a database of more than 3.3 million graduates which will be made exclusively available to Career Net.   Career Net will provide this comprehensive employment information over its internet portal to facilitate these graduates’ employment search and future career development.  This internet portal will also offer employers a platform to list open positions available to final year graduates contained within this unique and exclusive database.  This fee based premium service will be offered through the student portal www.myjob.edu.cn which is already receiving 8 million hits per day.

This initial service will be primarily available to final year graduates; however, it is anticipated that in the future, the portal will be developed further to offer a variety of premium products and services to subscribers.

The newly formed venture will be owned 45% by INTAC, 15% by Putian, 30% by a private investor group and 10% by the Ministry of Education.

“This is an outstanding opportunity for INTAC to commercialize this very unique and exclusive database in the PRC,” said Wei Zhou, Chairman and CEO of INTAC.  “This partnership with Putian and the Ministry of Education is another example of the importance of our business relationships in China”

“The commercialization of this very valuable database gives INTAC an exciting opportunity to expand its business segments and participate in the very lucrative internet portal business in the PRC,” said J. David Darnell, Senior Vice President and Chief Financial Officer.

The Company’s annual report on Form 10-KSB for the year ended December 31, 2002 and quarterly report on Form 10-QSB for the quarter ended June 30, 2003 may be viewed at the SEC’s website www.sec.gov.

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About INTAC International, Inc.

INTAC International, Inc. (NASDAQ: INTN) (FSE: WKN 805768) is a China Ventures Company focused on the exploitation of strategic business opportunities available in China and the Asia-Pacific Rim.  INTAC presently distributes premium brand wireless handset products principally into mainland China.  INTAC maintains offices in China (Hong Kong, Beijing and Tianjin), Germany (Frankfurt) and the United States (Dallas).

About China Putian Corporation

China Putian Corporation is the largest telecom manufacturing company owned by the Chinese government.  It develops, manufactures and distributes various telecom products in China.  Putian has been ranked as one of the top 50 telecom suppliers by the British magazine, Communications Week.

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Forward-Looking Statements

This press release contains certain “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements expressed or implied by such forward-looking statements to differ materially from those projected or implied.  Factors that could cause or contribute to such differences include, among other things:  changes in general business conditions; the impact of competition in our industry, especially in the Asia-Pacific Rim; the fact that we are an early stage company with an unproven business model; our need for additional working capital, particularly to the extent that we are able to locate a suitable business opportunity; the added expense structure assumed by us as a U.S. public company; political and economic events and conditions in jurisdictions in which we operate; PRC Internet laws and regulations that are unclear and will likely change in the near future; restrictions on foreign investment in the PRC Internet sector that are imposed by the PRC government; the PRC government that may prevent us from distributing; regulation and censorship of information distribution in China which may adversely affect our business; political and economic policies of the PRC government;  the high cost of Internet access that may limit the growth of the Internet in China and impede our growth; advertising and e-commerce customers have only limited experience using the Internet for advertising or commerce purposes; the acceptance of the Internet as a commerce platform in China which depends on the resolution of problems relating to fulfillment and electronic payment; concerns about security of e-commerce transactions and confidentiality of information on the Internet that may increase our costs, reduce the use of our portal and impede our growth; our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable; changes in interest rates, foreign currency fluctuations and capital market conditions; and other factors including those detailed under the heading “Business Risk Factors” and elsewhere in the Company’s annual report on Form 10-KSB for the year ended December 31, 2002 and quarterly report on Form 10-QSB for the quarter ended June 30, 2003, as filed with the Securities and Exchange Commission.  We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise. INTAC undertakes no obligation to update any forward-looking statements made in this media release.

Contact:  J. David Darnell, Senior Vice President and Chief Financial Officer, 972-662-4050, for further information.